Filed Pursuant to Rule 433
Registration No. 333-186704
INTL FCStone Inc.
$40,000,000
 8.5% Senior Notes Due 2020
Final Terms and Conditions

Issuer:	INTL FCStone Inc.

Type of Security:	Senior Notes

Principal Amount:	$40,000,000

Over-allotment Option:	$6,000,000

Trade Date:	July 15, 2013

Settlement Date (T+5):	July 22, 2013

Final Maturity:	July 30, 2020

Interest Rate:	8.5%

Price to Investors:	100% / $25.00 per Note

Underwriters' Discount:	$1,260,000

Net proceeds to Issuer (before expenses):	$38,740,000

Interest Payment Dates:	January 30, April 30, July 30 and October 30 of each year, commencing on October 30, 2013.

Record Dates:	January 15, April 15, July 15 and October 15

Redemption Provision:
Redeemable, at the Issuer's option, in whole or in part at any time or from time to time on or after July 30, 2016 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

Change of Control:
Upon the occurrence of a change of control (as defined), the Issuer must offer to repurchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

Denominations:	$25 minimum denominations and $25 integral multiples in excess thereof.

Exchange:
The Issuer intends to apply to list the Notes on the NASDAQ Global Market under the symbol “INTLL”. If the application is approved, the Issuer expects trading in the Notes on the NASDAQ Global Market to begin within 30 days after the settlement date.

CUSIP/ISIN:	46116V204 / US46116V2043

Joint Book-Running Managers:	Sterne, Agee & Leach, Inc. Janney Montgomery Scott LLC

Co-Managers:	Incapital LLC Maxim Group LLC

The Issuer has filed a registration statement (including a prospectus supplement) on Form S-3 (File No. 333- 186704) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying base prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request a copy of the prospectus supplement and the accompanying base prospectus from Sterne, Agee & Leach, Inc., 277 Park Avenue, 24th Floor, New York, NY 10172, by calling (212) 338-4708, sending a request via facsimile at (205) 414-6373 or by email at syndicate@sterneagee.com or from Janney Montgomery Scott LLC at 1717 Arch St, Philadelphia, PA 19103, by calling (215)-665-6170 or by email at preinhart@janney.com.